EXHIBIT 10.1

Description of the Nextel Communications, Inc. Long-Term Incentive Plan

     The compensation committee of Nextel’s board of directors has authorized a long-term incentive plan pursuant to which selected key members of management responsible for the design and execution of Nextel’s business strategy may receive certain payouts based on Nextel’s performance relative to designated performance goals for the two fiscal years ending December 31, 2003. The performance goals are based on operating cash flow and net subscriber additions. Operating cash flow targets are defined as earnings before interest, taxes, depreciation and amortization, without an offset for capital expenditures. Net subscriber additions are defined as gross handset sales less deactivations for the period, with adjustments for transfers among our markets or between our markets and those of Nextel Partners, Inc. Each participant is assigned a target award opportunity expressed as a dollar value. The actual payment amount may be higher or lower than the target award opportunity, as described below.

     Administration. Nextel’s compensation committee administers the plan, including determining participants and the target award opportunities that they may receive under the plan.

     Payouts. If Nextel’s operating cash flow target for 2002 is achieved and net subscriber additions for 2002 meet a specified minimum, participants will receive in February 2003 a cash payment of 25% of their target award opportunities. In addition, a second payout will be made in February 2004 if Nextel’s operating cash flow target for 2002 and 2003 is achieved and the 2-year average of net subscriber additions meets a specified minimum.

     The second payout will be calculated by determining the payout base, which is based on the operating cash flow target, and applying a modifier, which is based on the net subscriber additions target. First, the payout base is calculated as a percentage of the participant’s target award opportunity based on Nextel’s operating cash flow. If Nextel meets its operating cash flow target for the performance period, the payout base will be 100% of the participant’s target award opportunity. The payout base may be increased up to 200% of the target award opportunity if Nextel exceeds its operating cash flow target. The payout base will be modified based on the net subscriber additions for the period, such that the award payable to the participant will be 80% to 100% of the payout base as determined above if the net subscriber additions for the period meet or exceed the target. If Nextel’s operating cash flow target for 2002 and 2003 is not achieved or the 2-year average of net subscriber additions does not meet a specified minimum, no payouts will be made in 2004. In addition, if the first payout is made, the second payout, as calculated above, will be offset by the amount of the first payout.

     Form and Timing of Payouts. The first payout in February 2003 must be in cash. Half of the second payout will be paid in cash, and the remainder will be paid, at the election of the plan administrator, in cash or through a deferred stock award under the Nextel Communications, Inc. Amended and Restated Equity Incentive Plan. To be eligible to receive a payout, generally a participant must be actively employed by Nextel as of the date of the payout or vesting. Unless otherwise determined by the plan administrator, in the event of a participant’s death or disability prior to receipt of unpaid amounts, such amounts will be subject to specified forfeiture provisions.

     Change in Control. In the event of a change in control, a pro-rata cash payment will be made to each participant based on the number of months completed in the performance period and Nextel’s performance relative to its performance goals at that time.

     Other Provisions. The plan may be amended or terminated by Nextel’s board of directors or compensation committee at any time, but no such action may adversely affect a participant’s rights under the plan absent his or her written consent. Any dispute must be settled by binding arbitration. The plan is unfunded, and any obligations under the plan will be general unsecured liabilities of Nextel.